UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2007

Harris Interactive Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27577	16-1538028
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

135 Corporate Woods, Rochester , New York		14623
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-272-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

On February 2, 2007, Harris Interactive Inc. (the "Company") reported its results of operations for the three and six months ended December 31, 2006, and held a conference call to discuss these results. A replay and transcript of the call are available for 30 days via the investor relations section of the Company's website at www.harrisinteractive.com/ir.

On this conference call, it was reported that sales backlog at beginning of the third fiscal quarter was $64.9 million, compared with $57.2 million for the same prior year period. Additionally, the Company reported that sales backlog at the end of January 2007 was $116.0 million and that of the sales in backlog at the end of January, $62.0 million are expected to convert to revenue during the second half of fiscal 2007. In the context of the second half revenue guidance of $117-$122 million reported during the call, the Company reported that it has 53% of its expected revenue at the low end of guidance and 51% of its expected revenue at the high end of guidance in backlog at the end of January.

Subsequent review indicates that sales backlog at the end of January 2007 was $79.1 million, not the $116.0 million previously disclosed. All other amounts noted in the above paragraph are correct as reported.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harris Interactive Inc.

February 5, 2007	By:	Ronald E. Salluzzo

Name: Ronald E. Salluzzo
Title: Chief Financial Officer and Corporate Secretary